EXHIBIT 14

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Additional Information about Legg Mason Balanced Trust - Financial Highlights" and "Experts" in the Prospectus/Proxy Statement of Legg Mason Balanced Trust and Bartlett Basic Value Fund, dated January 26, 2001, and "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information of Legg Mason Investors Trust, Inc., dated July 31, 2000, and to the incorporation by reference in this Registration Statement (Form N-14)(No. 811-7692) of Legg Mason Investors Trust, Inc., of our report dated May 3, 2000, included in the Legg Mason Balanced Trust 2000 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 15, 2000